Exhibit 3.113

English Translation

ARTICLES OF ASSOCIATION OF THE PUBLIC LIMITED COMPANY “GLOBAL

CROSSING PEC ESPAÑA, S.A.”

HEADING I

NAME, DURATION, REGISTERED OFFICE AND CORPORATE PURPOSE

ARTICLE 1. Trade name. The company goes by the name of “GLOBAL CROSSING PEC ESPAÑA, S.A.”

Article 2. The Company will be incorporated for an open-ended period. The company commenced its operations on 28 September 1999 under the legal system of a limited liability company, and was subsequently transformed into a public limited company.

“Article 3. The company’s registered address is at CALLE YECORA, 4, MADRID. The Governing Board will have the powers to agree the transfer of the registered office, within the same municipal district where it is located and will have the right to set up, remove or transfer branches, agencies or local offices, both in Spain as well as in other countries.”

Article 4: The corporate purpose of the Company, which has the full de jure capacity and the capacity to act, is the set-up and operation of public telecommunications networks, including the provision of lines that may be leased and the rendering of telecommunications services.

Should the law require professional qualification or entry in a public register in order to carry out any of the activities that shape the corporate purpose of the Company, these activities must be performed by the person that holds the professional qualification required and, if appropriate, is duly registered with the corresponding public register.

Should the law require an administrative authorisation or entry in a public register in order to perform any of the activities that shape the corporate purpose of the company, the Company will not carry out any of these activities until all of the administrative requirements that are applicable have been duly complied with.

HEADING II

CONCERNING THE SHARE CAPITAL AND THE SHARES

Article 5. The share capital is hereby set at the sum of 60,200 euros, represented by a single series of 5,000 nominative shares with an individual face value of 12.04 euros, numbered in sequential fashion from one (1) to five thousand (5,000), both inclusive.

Article 6. The shares will be represented through certificates that may include one or more shares of the same series, and which will be numbered in sequential fashion. They will be issued in counterfoil format books which will contain the wording required in law at the very least and will be signed by one or more members of the Governing Body, whose signature(s) may be mechanically printed on these counterfoils, in due compliance with the provisions set forth in the law. The shareholder will have the right to receive the corresponding certificates free of charge.

The shares will be shown in a record of nominative shares which will be kept by the Company. This record will reflect the subsequent transfers as well as the set-up of any rights in rem over the same, in the manner determined in law. Providing that the transfer is not placed on record in a public instrument the Company may demand evidence to prove that the transfer of the shares or that the chain of endorsements has been carried out properly prior to registering the transfer in the aforementioned record. Until the certificates have been printed and surrendered, the shareholder will have the right to obtain certification of the shares entered in their name.

Article 7. Any transfer of shares must be notified in writing to the Company and recorded by the company in the Record of nominative shares. Transfers of shares that do not comply with these articles of association and, by default, with the provisions set forth in the law, will not be recognised by the Company and will not have any effect whatsoever for the Company.

(a) Voluntary transfers

The voluntary transfers of shares through inter vivo acts between the shareholders will be free. This extends to any voluntary transfer made in favour of the spouse, or ascendants or descendants of the transferring shareholder or in favour of companies that belong to the same group (which is understood in accordance with the provisions given in article 4 of the Securities Market Act) as the transferring shareholder.

All effective transfers of shares through inter vivo acts to persons or persons other than those included in the previous paragraph (the Potential Acquirer) will heed the following requirements:

(i)	the shareholder that wishes to transfer (the Transferring Shareholder) all or some of their shares must notify this in writing to the Governing Body at the company’s registered address. The Transferring Shareholder will identify the Potential Acquirer in their notification, along with the price and terms under which the shares are to be transferred and the numbering of these shares. In the aforementioned notification, the Transferring Shareholder will offer the remaining shareholders the possibility of purchasing all of those shares he wishes to transfer under the same conditions as those offered to the Potential Acquirer;

(ii)	the Governing Body of the Company will notify the other shareholders, in a manner requiring acknowledgement of receipt, with in a deadline of twenty (20) calendar days from receipt of the opportune notification from the Transferring Shareholder, of the possibility of acquiring all of the shares that the Transferring Shareholder wishes to transfer;

(iii)	during the twenty (20) calendar days following the date of receipt of the notification sent by the Governing Body of the Company, each shareholder that is interested in acquiring the shares (the Interested Shareholders) must notify the Governing Body and the Transferring Shareholder of their decision to exercise the rights to acquire the shares which the Transferring Shareholder proposes to transfer and must do so in writing;

(iv)	in the event that there are two or more Interested Shareholders, the shares will be distributed among the shareholders on a pro rata basis pursuant to their respective stakes in the share capital of the Company;

(v)	the acquisition by the Interested Shareholders must take place within a deadline of thirty (30) calendar days following the surrender of the notification to exercise the right to purchase the shares from the Transferring Shareholder;

(vi)	if there are no Interested Shareholders, the Company may choose to acquire all of the shares of the Transferring Shareholder providing that it notifies the Transferring Shareholder of this within a deadline of twenty (20) calendar days from finalisation of the period set forth in foregoing section (iii). The acquisition by the Company must take place within a deadline of thirty (30) calendar days following surrender of the notification to exercise the right to acquire the shares from the Transferring Partner. In this event, and if the price payable by the Potential Acquirer is in assets instead of cash, the market value will be determined by an independent third party appointed through mutual agreement by and between the Company and the Transferring Shareholder;

(vii)	in the event that there are no Interested Shareholders and that the Company does not choose to acquire all of the shares from the Transferring Shareholder, the Transferring Shareholder may transfer the shares to the Potential Acquirer, providing that:

(1)	the transfer takes place within (30) calendar days following finalisation of the last of the deadlines set forth in this article for the acquisition of the shares from the Transferring Shareholder by the shareholders and by the company; and

(2)	the transfer encompasses all of the shares offered, and takes place for the same price and under the same conditions as those set forth in the notification: and

(3)	each and every one of the conditions set forth in this article have been duly complied with.

(b) System of compulsory transfer

The acquisition right set forth in this article will likewise apply when the transfer of the shares takes place as a consequence of a legal or administrative enforcement proceeding, although in these cases the system set forth in article 64 of the Public Limited Companies Act will apply.

(c) Mortis causa transfer

The acquisition right set forth in this article will likewise apply when the transfer of shares takes place on the occasion of death, although in these cases the system set forth in article 64 of the Public Limited Companies Act will apply.

HEADING III

CONCERNING GOVERNANCE OF THE COMPANY

SECTION ONE

GENERAL MEETING OF SHAREHOLDERS

Article 8. The General Meeting is the meeting of shareholders duly convened and quorate for the purpose of deciding on the matters that fall within its terms of reference. The agreement of the General Meeting will be binding upon all shareholders, including dissidents and those not in attendance, without prejudice to the right of actions granted to the shareholders through the law.

Article 9. The General Meeting of Shareholders may be Ordinary or Extraordinary.

An ordinary meeting is one which, having been convened by the Governing Board, is obliged to take place within the six first months of each year in order to approve corporate management and, if appropriate, the annual accounts of the previous year and rule on the allocation of profits (losses).

All other Meetings will be considered as extraordinary meetings and will take place whenever they are convened by the Governing Body, on the grounds that they are appropriate or necessary.

The General Meeting of Shareholders with the presence or representation of all shareholders (universal) will be quorate when all of the share capital is either present or represented, without the need to be convened beforehand and when those in attendance unanimously agree to hold the meeting and likewise agree to the agenda of the same. The General Meeting of Shareholders with the presence of representation of all shareholders may take place in any part of Spain or in other countries.

Notwithstanding the foregoing, the General Meeting, even if it has been convened as an ordinary meeting, may also deliberate and rule on any other item that falls within its terms of reference and that has been included in the call to meeting and following due compliance with the provisions set forth in the Public Limited Companies Act.

Article 10. The call to meeting given by the Governing Body, both for the Ordinary General Meetings as well as for the Extraordinary ones, will be carried out through an announcement published in the Official Journal of the Business Register and in one of the most popular newspapers of the province where the company has its registered office. This announcement must be published at least fifteen days prior to the date set for the Meeting.

The announcement will express the date of the first session, all of the items on the agenda and, whenever the law so demands, the right of shareholders to examine the documents that are to be submitted for approval by the Meeting as well as the technical reports established in law and to examine these at the registered office of the company and, if appropriate, obtain these immediately and free of charge. By the same token, the announcement may specify the date on which there will be a second session.

A period of at least twenty four (24) hours must elapse between the first session and the second session.

The provisions set forth in this Article will be null and void whenever a legal provision sets forth requirements that are different for Meetings that deal with specific items, in which case the specific provisions must be duly heeded.

Notwithstanding the provisions set forth in these Articles of Association, the provisions set forth in article 99 of the Public Limited Companies Act will apply in the event of Meetings with the presence or representation of all shareholders (Universal).

Article 11. All shareholders will have the right to attend General Meetings.

Members of the Governing Board must attend the General Meetings.

All shareholders that have the right to attend the meetings may be represented at the General Meeting by another individual, even if this person is not a shareholder, in the manner and with the requirements set forth in articles 106 et seq of the Public Limited Companies Act.

Article 12. The General Meeting will be quorate at the first or second session when the quorums set forth in article 102 and 103 of the Public Limited Companies Act, as appropriate, are either present or represented.

Article 13. The General Meetings will be held in the place where the company has its registered office. The posts of Chairman and Secretary will be held by those that hold the same positions on the Governing Body or, if these persons are absent, by those persons elected by the Meeting. If there is a Deputy Chairman or Deputy Secretary of the Governing Body, they will hold the aforementioned post in the absence of the Chairman or the Secretary.

The Chairman is responsible for overseeing the deliberations, granting the right to speak and determining the length of time of the different interventions.

The resolutions will be taken in accordance with the majority of capital either present or represented, unless the legal provision sets forth otherwise. Each share gives the right to cast one vote.

All other matters, verification of attendees, voting and the shareholders’ rights to information will be in accordance with the provisions set forth in the law.

Article 14. The deliberations of the General Meeting will be placed on record in minutes that are issued in a special book of records and these will be signed by the Chairman and the Secretary or the persons deputising for them. The minutes may be approved by the Meeting itself once it has finalised or, by default, within a deadline of fifteen days, by the Chairman and two witnesses, one in representation of the majority and the other in representation of the minority.

The certifications of the minutes will be made in accordance with the provisions given in the Business Register Regulations.

SECTION TWO

GOVERNING BODY

Article 15. The Company will be represented and administered by Board of Directors made up of a minimum of three (3) members and a maximum of twelve (12) members, elected by the General Meeting.

The position as a member of the Board of Directors is not remunerated.

All references in these Articles of Association to the (i) Governing Board will be understood as made to the Board of Directors and all references to (ii) the members of the Governing Board will be understood as made to the board members.

The Governing Body has exclusive powers over whatsoever issues that are not attributed by law or by the company's Articles of Association to another corporate body.

Article 16. The members of the Governing Board will hold their position for a period of five (5) years, and may be re-elected one or more times, for terms of an equal period. Once this period has elapsed, the appointment will expire once the next General Meeting has taken place or the legal period for holding the Ordinary General Meeting has elapsed.

Article 17. The Board of Directors will be convened by the Chairman or, in the event of death, absence, incapacity or impossibility, by the Deputy Chairman, whenever deemed necessary or appropriate. It must be convened whenever at least two of its members so request. In the event that a period of fifteen (15) calendar days has elapsed from receipt of the request and the Chairman has failed to call the Meeting, this meeting must be convened by the Deputy Chairman. The call to meeting will always be given in writing addressed to each member of the Board of Directors and sent to their address, at least forty eight (48) hours prior to the date specified for the meeting.

The Board of Directors will be understood as quorate whenever half plus one of its members are either present or represented. In the event of an odd number of attendees, the half will be determined by excess. Representation must be given in writing and be signed. The Board of Directors will be understood as quorate without the need to call a meeting if, with all members either present or represented, they unanimously agree to hold the session.

The Board of Directors will hold all of its sessions at the company’s registered office, unless the call to meeting specifies a different place.

The resolutions of the Governing Body will be adopted through an absolute majority of those in attendance at the meeting, except in those cases in which the Public Limited Companies Act lays down different majorities and, in the event of a tie, the Chairman will have the casting vote.

The resolutions of the Governing Body adopted through a written ballot and without the need for a session will be valid when no board member opposes this procedure. The take-up of resolutions by correspondence or by any other means that guarantees the authenticity will also be valid whenever the Law does not prevent this.

The Board of Directors will have the right to deliberate and to adopt resolutions on those issues that fall within its powers, even if they are not included in the Agenda of the call to meeting.

Article 18. The Board of Directors will designate its Chairman and one or more Deputy Chairman, if this has not been done by the General Meeting. In the event of several Deputy Chairman, each of the Deputy Chairman will be numbered. The priority of the number will determine in which order the Deputy Chairman replaces the Chairman in the event of absence, incapacity or vacancy. Also in the event that the General Meeting has not done this, the Board of Directors will designate a Secretary and, as an option, a Deputy Secretary, and this post may be held by those that are not Board members, in which case they will act with the right to be heard but without the right to cast a vote. The Deputy Secretary will replace the Secretary in cases of absence, incapacity or vacancy.

Article 19 Representation of the Company, in court or out of court, corresponds to the Governing Body. The representation will be extended to all those acts included in the corporate purpose that has been delimited in these Articles of Association.

Article 20. The Governing Body, duly complying with the provisions set forth in article 141 of the Public Limited Companies Act, may set up an Executive Commission from among its members or designate one or more Managing Directors, duly determining those persons that are to hold these posts and the way of operating. All of the powers that cannot be delegated by law may be delegated to these persons, either fully or partially, temporarily or permanently.

The Governing Body may also permanently delegate its representative powers to one or more board members, duly determining, if there are several, whether they have to act jointly or whether they can act severally

SECTION THREE

CONCERNING THE PUBLIC RECORDING OF A PUBLIC INSTRUMENT AND

THE METHOD OF SUBSTANTIATING CORPORATE RESOLUTIONS

Article 21. The formalisation of corporate resolutions in a public instrument corresponds to those persons that have powers to certify them. This may also be performed by any other person that has been granted powers to publicly record all kind of corporate resolutions or any of these resolutions in a public deed.

HEADING IV

FINANCIAL YEAR AND ACCOUNTS

Article 22. The financial year will commence on the first (1st) of January and will finalise on the thirty first (31st) of December each year.

Article 23. Within the maximum legal deadline, calculated from the close of each financial year, the Governing Body must draw up the annual accounts, which include the Balance Sheet, the Profit & Loss Statement, the Notes to the Annual Accounts, the Directors’ Report and the proposal for allocation of the profits (losses).

The documents that make up the annual accounts may be drawn up in short form whenever this is legally possible.

Article 24. The Annual accounts will be subject to approval by the General Meeting.

The liquid profits of the Company may be allocated in the following way:

(a) once all the responsibilities set forth in law or in the Articles are Association have been covered, dividends may be paid out and charged to profits of the immediately preceding year, or to freely available reserves, only if the equity is not or, as a consequence of the distribution, does not result in an amount that is lower than the share capital;

(b) the General Meeting may allocate the funds it deems opportune to the reserve funds and provisions.

(c) the remainder will be distributed among shareholders in the proportion that corresponds to their respective stakes in the share capital.

HEADING V

DISSOLUTION, REACTIVATION AND LIQUIDATION

Article 25. The Company will be dissolved and may be reactivated, strictly heeding the provisions set forth in the Public Limited Companies Act, through a resolution of the General Meeting as well as in those cases provided for in the foregoing Act.

Article 26. With the Company dissolved, all of the administrators with a current appointment on which are filed with the Business Register will become de jure receivers. If there is an even number of administrators, the last one appointed will not be appointed a receiver.

Article 27. In the event of dissolution of the company, the representative powers of the Company will correspond to each receiver individually.

HEADING VI.

COMPLEMENTARY PROVISIONS

Article 28. For anything not covered in these Articles of Association, the provisions set forth in the Public Limited Companies Act will apply.